Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2022, relating to the consolidated financial statements of NerdWallet, Inc., appearing in the Annual Report on Form 10-K of NerdWallet, Inc. for the year ended December 31, 2021.
/s/ Deloitte & Touche LLP

San Jose, California
July 11, 2022